EMPLOYMENT AGREEMENT

         THIS AGREEMENT is effective as of August 18, 1997 between LIFERATE SYSTEMS, INC., a Minnesota corporation ("the Company"), and David J. Chinsky (the "Employee")i.

         WHEREAS, the parties wish to provide for the employment of the Employee by the Company and the terms and conditions upon which he will be employed;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Employee, each intending to be legally bound, agree as follows:

         1) Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as the Chief Executive Officer and President of the Company, and the Employee accepts this employment.

         2) Duties.

         (a) The Employee will diligently and conscientiously perform the duties of Chief Executive Officer and President of the Company, all within the general guidelines to be determined by the Board of Directors. In his position and capacity as President and CEO, the Employee will report to the Board. The Employee will make the best use of his energy, knowledge and training in advancing the Company's interests and will not actively be engaged in other employment with any other entity or concern.

         (b) During the term of this Agreement, the Employee will also serve as a director of the Company and will perform all duties incident to such service subject to election by the Board.

         3) Term. the term of this Agreement and Employee's employment will commence on August 26, 1997 and will be for a period of one year subject to earlier termination pursuant to Section 4. The Employee shall receive a performance review at the end of the first year of employment and annually thereafter. Subject to such review(s), this Agreement will be extended for a one-year period. If the review does not take place, or does not take place before the end of this term, this Agreement will be automatically renewed for one (1) year subject to the provisions of Section 4 herein.

         4) Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 8, 9, 10 and 11 hereof:

         (a) This Agreement may be terminated by the Company on 10 days' written notice to the Employee "for cause," with the basis for termination specified in such notice. For purposes of this Agreement, "for cause" will mean (i) any unlawful or criminal activity of a serious nature; or
         (ii) if not corrected within 60 days after written notice thereof, any willful breach of duty, habitual neglect of duty or inadequate job performance as determined solely by the Board of Directors at LifeRate; or (iii) a material breach of any provision of this Agreement.

         (b) This Agreement may be terminated upon the Employee's death or Total Disability. For purposes of this Agreement, "Total Disability" will be as defined in the long-term disability plan of the Company then in effect or, if no such plan exists, will mean such disability that prevents the Employee from performing his duties under Section 2 of this Agreement for a continuous period of 90 days.

         (c) This Agreement may be terminated for Good Reason (as defined below) by the Employee following a Chance in Control (as defined below) upon 30 days written notice.

         (d) This Agreement may be terminated by mutual agreement of the parties.

         (e) This Agreement may be terminated by Employee upon 30 days written notice to the Company.

         (f) This Agreement may be terminated by the Company upon 30 days written notice to Employee subject to the post-termination obligations set forth in Section 7(b) herein.

         5) Compensation.

         (a) Base Salary. In consideration of the Employee's services under this Agreement, the Company agrees to pay the Employee an annual base salary (the "Base Salary"). The Base Salary will be set at $225,000. The Base Salary will be payable in accordance with the standard payroll practices of the Company.

         (b) Stock Options. Upon the execution of this Agreement and commencement of employment, the Employee will receive a stock option (the "Option") to purchase 200,000 shares of the Company's common stock, no par value (the "Common Stock"). The Option will have an exercise price equal to the closing bid price of the Common Stock on the date hereof (the "Exercise Price") representing the fair market value of the Common Stock on the date of acceptance of employment. In addition to the Option referred to above, if Employee is still employed after one (1) year, and subject to reasonable performance criteria regarding Company performance to be set by the Company and the Employee being met, the Employee will be eligible for additional stock options of 100,000 shares. The exercise price for all of these options shall be the fair market value of the Common Stock on the date of acceptance of employment. All of the above-referenced stock options will vest over three years at the rate of one-third per year, with the vesting period to begin upon the commencement of employment. The options shall be exercisable for a period of five (5) years from the date each are vested after which time the options shall expire. If Employee's employment terminates for any reason, Employee forfeits all rights to unvested options as of the date of termination. If Employee's employment is terminated for any reason, Employee's vested options shall remain exercisable by Employee for a period of 30 days after termination after which time such vested options will expire.

         It is anticipated that the Company will undergo a round of financing within the Employee's first year of employment which may result in more shares of the Company's Common Stock to be issued and sold. It is the intent of the parties to this Agreement that the Employee shall be able to maintain the percentage the Employee's options represents of the common shares outstanding at the time of grant and before the financing occurred. As to the first 200,000 stock options, the parties agree that the percentage would be 5.23%. If that percentage is reduced by the issuance of shares during the next round of financing, the Employee shall be awarded an additional number of options to maintain that percentage, subject to the same price, vesting, exercise and forfeiture provisions as set forth herein for the original options.

         If the Employee is awarded the additional 100,000 stock options referenced herein, the parties agree that Employee's percentage would be 7.84% If that percentage has been reduced by the issuance of shares during the round of financing in the first year, the Employee will be awarded an additional number of options to maintain that percentage, subject to the same price, vesting, exercise and forfeiture provisions as set forth herein for the original options.

         (c) Bonus. The Employee shall be eligible for a performance bonus of up to $100,000 annually if certain performance criteria, to be established by the Company, are met. The Company guarantees that Employee will be paid a first year bonus of $100,000, under the following conditions:

                  (1) Employee remains an employee of the Company for the full year;

                  (2) Employee terminates his employment during the first year pursuant to Section 4(c) herein; and

                  3) Employee is disabled or dies within the first year pursuant to Section 4(b) herein, subject to being prorated as set forth in Section 7(c) herein.

         Employee will not receive the first year bonus if he terminates his employment pursuant to Section 4(e) or if his employment is terminated by the Company pursuant to Section 4(a) herein.

         (d) Bonus Buyout. The Employer agrees to pay to Employee, on or before February 15, 1998, the gross amount of $108,000 (representing the amount of bonus Employee would otherwise have received through his previous employment) under the following conditions:

                  (1) The Company receives the financing it currently contemplates receiving by that time. If financing is secured by not received by February 15, 1998, payment will be made to Employee as soon as funds are received; and

                  (2) Employee is still employed by Employer and actively working on February 15, 1998 or when funds are received, whichever is later.

          (e) Benefits. The Employee shall be eligible to participate in the Company's standard benefit program, subject to change by the Company for all personnel, including the following: life insurance, medical insurance, 160 hours of personal time off, holidays, 401(k) plan, and an employee stock purchase plan.

          (f) Expenses. The Company will pay or reimburse the Employee for all reasonable expenses (including, without limitation, expenses for entertainment, travel, personal business education, meals, hotel accommodations)( that the Employee incurs while performing his duties under this Agreement, provided that the Employee accounts properly for such expenses to the Company in accordance with Company policies. The Company will pay temporary living expenses of $1,000 per month for a period of 24 months or until the Employee moves his residence to the Twin Cities area, if the move occurs before the end of the 24 month period. The Company will pay reasonable commuting costs between the Twin Cities and Detroit for a period of two years.

          6)      Change in Control.

         (a) For purposes of this Agreement, a "Change in Control" of the Company will mean the following:

                  (1) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company ( in one transaction or in a series of related transactions) to a period or entity that is not controlled by the Company;

                  (2) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                  (3) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately following the effective date of such merger or consideration, of securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent

                           Directors, or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

                  (4) any person becomes after the effective date of this Agreement the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

                  (5) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

                  (6) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

         (b) For purposes of this Section 6, the Incumbent Directors will mean any individual who is a member of the Board on the effective date of this Agreement and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board on the effective date of this Agreement (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination).

         (c) Subject to the limitations of Section 7(e) hereof, if a Change in Control occurs, the Option will become immediately exercisable in full and will remain exercisable for the remainder of its term, regardless of whether the Employee remains in the employ or service of the Company.

         7) Payments Upon Termination.

         (a) If this Agreement is terminated by the Company pursuant to Section 4(a) of this Agreement for cause, the Employee will be paid his Base Salary through the date of termination, and any unpaid expense reimbursement.

         (b) If this Agreement is terminated by the Company pursuant to Section 4(f) of this Agreement, then the Employee will be paid, in addition to any unpaid expense reimbursement, one year of his Base Salary as severance. Also, normal company provided benefits will be continued for the one year period. Such severance payments are expressly conditioned upon the Employee meeting his post-termination obligations as set forth herein in Section 8, 9, 10 and 12 of this Agreement. Payments will be made twice monthly over the year, but shall cease if the Employee breaches his obligations under Sections 8, 9 or 10 of this Agreement.

                  (c) If this Agreement is terminated pursuant to Section 4(b) of this Agreement, the Employee will be paid (i) his Base Salary through the end of the month following his death or termination as a result of Total Disability, (ii) any bonus, determined in accordance with Section 5(c) of this Agreement, to which the Employee would have been entitled for the fiscal year in which his death or termination for Total Disability occurred, pro rated to the end of the month following his death or termination for Total Disability, and (iii) any unpaid expense reimbursement.

         (d) If this Agreement is terminated by the Employee, following a Change in Control, pursuant to Section 4(c) of this Agreement for Good Reason, the Employee (i) will continue to be paid his then current Base Salary, at the same times and in the same manner as prior to his termination, for the remainder of the then current term of this Agreement, provided that such payments will continue only so long as the Employee continues to comply with all of the terms and conditions of Section 8, 9 and 10 of this Agreement; (ii) will be paid any bonus, determined in accordance with Section 5(c) of this Agreement, to which the Employee would have been entitled for the entire fiscal year in which he was terminated had his employment with the Company not been terminated; and
         (iii) will be paid any unpaid expense reimbursement.

         (e) For purposes of this Agreement, "Good Reason" will mean the good faith determination by the Employee, in his sole judgment, that any one or more of the following events has occurred, without the Employee's written consent, following a Change in Control:

                  (1) an adverse change in the Employee's status or position as an executive of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Employee's status or position as a result of a material diminution in his or her duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to the Employee of any duties or responsibilities that, in the Employee's reasonable responsibilities that, in the Employee's reasonable judgment, are inconsistent with such status or position, or any removal of the Employee from or any failure to reappoint or reelect the Employee to such position (except in connection with the termination of his employment "for cause" or as a result of his death or Total Disability or by the Employee other than for Good Reason); provided, however, that Good Reason will not include an adverse change in the Employee's status or position caused by an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of written notice of such change from the Employee;

                  (2) a reduction by the Company in the Employee's annual Base Salary, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

                  (3) the failure by the Company to continue in effect any benefit plan in which the Employee (including, for purposes of this paragraph, his family or dependents) is participating at any time during the 90-day period immediately preceding the Change in Control (or benefit plans providing the Employee with at least substantially similar benefits) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect immediately prior to the 90-day period immediately preceding the Change in Control, or the taking of any action, or the failure to act, by the Company that would adversely affect an Employee's continue participation in any of such benefit plans on at least as favorable a basis to such Employee as is the case immediately prior to the Change in Control or that would materially reduce the Employee's benefits in the future under any such benefit plans or deprive an Employee of any material benefit enjoyed by such Employee immediately prior to the Change in Control;

                  (4) the Company's requiring the Employee to be based more than 30 miles from where his or her office is located immediately prior to the Change in Control, except for required travel pursuant to the Company's business travel obligations that the Employee undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control;

                  (5) the failure of the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company; or

                  (6)      any material breach of this Agreement by the Company.

         8) Inventions.

         (a) "Inventions," as used in this Section 8, means any discoveries, improvements, formulae, proprietary rights or data, trade secrets, shop rights, (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:

                  (1) concern directly the Company's business or the Company's present or possible future research or development;

                  (2) result from any work the Employee performs for the Company;

                  (3) use the Company's equipment, supplies, facilities, or trade secret information; or

                  (4)      the Employee develops during any such time that
                           Section 2 above obligates him to perform his employment duties.

         (b) The Employee agrees that all Inventions he makes during or within six months after the term of this Agreement will be the Company's sole and exclusive property; and that all works of authorship that may be the subject of copyright protection shall be "works made for hire." The Employee will, with respect to any such Invention:

                  (1) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises while the Employee is employed by the Company;

                  (2) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

                  (3) assign (and the Employee does hereby assign) to the Company all of his rights to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

                  (4) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

         The requirements of this subsection 8(b) do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, and (x) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (y) which does not result from any work the Employee performed for the Company. Except as previously disclosed to the Company in writing, the Employee does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by the Employee prior to his employment by the Company.

         9) Confidential Information and Trade Secrets. Employee recognizes and acknowledges that he may have access to confidential information and trade secrets concerning

Company which are of a special and unique value which may include, without limitation, books and records relating to operation, finances, cash, bank accounts, accounting; sales personnel and management; actual and potential business or promotional opportunities, marketing plans and strategies; policies and matters relating particularly to operations such as customer names, addresses, telephone numbers and price lists; customer service requirements; costs of providing service and equipment; routing information; operations and maintenance costs; pricing matters; market place analyses; computer software; database programs; and internal procedures, standards and productivity tools. The protection of this confidential information and trade secrets against authorized disclosure and use is of critical important to Company, and Employee agrees that he will not, directly or indirectly, at any time while employed by company and within two (2) years after termination with Company, with or without cause, make any independent use of, or disclosure to any person other than an employee of Company, or any organization except as authorized by Company, any confidential information or trade secrets of Company. This provision shall not be applicable to information disclosed by the Employee during testimony under subpoena in any court or before any administrative agency or during any governmental inquiry or investigation.

         10) Competitive Activities. The Employee agrees that during his employment with the Company and for a period of two years after his employment with the Company ends:

         (a) He will not alone, or in any capacity with another firm or person:

                  (1) directly or indirectly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the five years before the Employee's employment with the Company ends, (A) within any state in the United States, or
                           (B) within any country in which the Company directly or indirectly markets or services products or provides services or reasonably intends during such period to market or service products or provide services;

                  (2) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers; or

                  (3) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company.

         (b) He will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Agreement.

         (c) Nonsolicitation. The Employee further agrees that during his employment and for a period of two years after his employment with the Company ends, that he will not directly or indirectly:

                  (1) Induce any customers of Company to patronize any similar business which competes with Company;

                  (2) canvas, solicit, or accept any similar business from any customer of Company;

                  (3) request or advise any customers of Company to withdraw, reduce, or cancel such customer's business with Company;

                  (4) disclose to any other person, firm, partnership, or corporation the names, addresses or telephone numbers, or other protected information of any of the customers of Company; or,

                  (5) induce, canvas, solicit, request or advise any employees of Company, to accept employment with any person, firm or business which competes with any business of Company.

         11) Conflicting Business. The Employee agrees that he will not transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however, that the Employee may enter into any business transaction that is, in the opinion of the Board, reasonable, prudent or necessary to the Company, so long as any such business transaction is at arm's length as though between independent and prudent individuals.

         12) No Adequate Remedy. The Employee understands that if he fails to fulfill his obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, the Employee hereby consents to the specific enforcement by the Company of Sections 8, 9 and 10 of this Agreement through an injunction or restraining order issued by an appropriate court. The Employee will also be reasonable for the Company's costs and attorneys' fees incurred by the Company in enforcing any of the provisions of this Agreement.

         13) Indemnification. The Company shall indemnify the Employee for all acts as an officer and director of the Company to the fullest extent permitted by the Articles of Incorporation, the Bylaws of the Company and Minnesota law. The Employee shall also be covered by the Company's directors' and officers' insurance policy.

         14) Miscellaneous.

         (a) Successors and Assigns. Except as provided in the next sentence, this Agreement may not be assigned without the Employee's consent, which consent will not be unreasonably withheld. In any event, the Company may assign this Agreement without the consent of the Employee in connection with a merger, consolidation, assignment, sale, or other disposition of substantially all of its assets or business.

         (b) Modification. This Agreement may be modified or amended only by a writing signed by each of the parties hereto.

         (c) Governing Law. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of laws provisions of any other jurisdictions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of that court for this purpose.

         (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) Non-Waiver. No failure or delay by either the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the company or the Employee of any right of remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute one and the same instrument.

         (g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings among the parties hereto concerning the matters in this Agreement, including, without limitation, any policy or personnel manuals of the Company or any of its subsidiaries or affiliates.

         (h) Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered or sent by registered first-class mail, postage prepaid, and will be effective upon receipt if hand delivered, and five (5) business days after mailing if sent by mail, to the following addresses or such other addresses as either party will have notified the other party:

                  If to the Company:        LifeRate Systems, Inc.
                                            7210 Metro Boulevard
                                            Edina, Minnesota 55439
                                            ATTN:  Chairman of Board

                  If to the Employee:       David J. Chinsky

                                            30979 County Ride Circle
                                            Farmington Hills, MI 48331

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

                                                 LIFERATE SYSTEMS, INC.

                                                 By: /s/William W. Chorsky
                                                     ---------------------------
                                                     Its: Chairman

                                                 /s/  David J. Chinsky
                                                 -------------------------------
                                                 David J. Chinsky